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Exhibit 8.2

[Letterhead of Weil, Gotshal & Manges LLP]

January 26, 2010

Genesis Lease Limited
4450 Atlantic Avenue
Westpark
Shannon
Co. Clare, Ireland

Ladies and Gentlemen:

        This opinion is being delivered in connection with the Registration Statement on Form F-4 filed by AerCap Holdings N.V. ("AerCap"), a Netherlands public limited liability company, with the Securities and Exchange Commission on October 6, 2009 (as amended through the date hereof, the "Registration Statement"). The Registration Statement describes the Agreement and Plan of Amalgamation among Genesis Lease Limited ("Genesis"), a Bermuda exempted company, AerCap and AerCap International Bermuda Limited ("Amalgamation Sub"), a Bermuda exempted company and a wholly-owned subsidiary of AerCap, dated as of September 17, 2009, including the exhibits and attachments thereto (the "Amalgamation Agreement") pursuant to which Genesis will be amalgamated with Amalgamation Sub and the amalgamated company ("Amalgamated Company") will continue after the Amalgamation as the surviving entity. Except as otherwise provided, capitalized terms referred to herein have the meaning set forth in the Amalgamation Agreement. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

        In rendering our opinion, we have examined, and are relying upon (i) the Amalgamation Agreement, (ii) the representations, warranties and undertakings in the certificates issued by Genesis and AerCap, dated the date hereof (the "Officers' Certificates"), (iii) the Bermuda Opinion, (iv) the Registration Statement which includes the preliminary Proxy Statement/Prospectus and the exhibits thereto (the "SEC Documents"), and (v) such other documents and corporate records as we deemed relevant and necessary for purposes of our opinion. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various representatives of Genesis and AerCap.

        In addition, we have assumed or obtained representations (and are relying thereupon, without independent investigation or review thereof) that (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof, (ii) all such documents (including the Amalgamation Agreement and the exhibits thereto) have been or will be duly executed to the extent required in the form presented to us, (iii) all representations and statements set forth in such documents (including, without limitation, the Officers' Certificates and the SEC Documents) are true, correct and complete as of the date hereof and will be true, correct and complete as of the Effective Time, (iv) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification, (v) all obligations imposed by any such document on the parties thereto have been or will be performed or satisfied in accordance with their terms, (vi) the Amalgamation will be consummated as described in the Amalgamation Agreement and will be effective under the laws of Bermuda, (vii) where applicable, the Amalgamation will be reported by Genesis and AerCap on their respective tax returns in a manner consistent with our opinion set forth below, including the satisfaction of all applicable reporting requirements, (viii) there will be no change in applicable United States federal income tax law and Bermuda law from the date hereof through the Effective Time and (ix) the amount of the aggregate consideration received in respect of Dissenting Shares pursuant to Section 2.1(c) of the Amalgamation Agreement (the "Dissenting Consideration") will not exceed sixty percent (60%) of the sum of the Dissenting Consideration and an amount equal to the number of AerCap Common Shares issued in the Amalgamation multiplied by the value of one AerCap Common Share on September 16, 2009.

        Our opinion is based on current provisions of the Code, the United States Treasury Regulations promulgated thereunder, published pronouncements of the IRS and case law in effect on the date hereof, any of which may be changed at any time with retroactive effect. Accordingly, any change in applicable laws or facts and circumstances surrounding the Amalgamation, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. We express no opinion as to any United States federal, state, local or foreign tax issue or other matter, other than as set forth below.

        Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes:

            (i)  the Amalgamation will be treated as a reorganization within the meaning of Section 368(a) of the Code;

           (ii)  each of Genesis and AerCap will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

          (iii)  AerCap will be treated, in respect of any shareholder who will own after the Amalgamation less than five percent of the issued AerCap Common Shares (as determined under Treasury Regulations Section 1.367(a)-3(b)(1)(i)), as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto pursuant to the Amalgamation.

        This opinion is rendered for the benefit of Genesis in connection with the Amalgamation. We hereby consent to (i) the references to this opinion in the Registration Statement, (ii) the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and (iii) the references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP Weil, Gotshal & Manges LLP

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  Exhibit 8.2